Exhibit 10.15

Warner, R.	2009

INCENTIVE DEFERRED BONUS COMPENSATION AGREEMENT

THIS AGREEMENT (“Agreement”), made as of the 30th day of April, 2009, by and between Walker & Dunlop, LLC (“Employer”) and Richard Warner (“Employee”).

WITNESSETH THAT:

WHEREAS, Employee is serving as Employer’s Senior Vice President & Chief Underwriter and, in that capacity has senior management responsibility for Employer’s operations and an important role in Employer’s success; and

WHEREAS, in order to maximize returns, Employer desires to provide Employee with an incentive to contribute to the growth of the business and profitability of the Employer and, to that end, the parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth and of other good and valuable consideration, the sufficiency and receipt of which prior to the execution of these presents is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

Definitions

Section 1.1             Definitions.

When used in this Agreement, the following terms will have the meanings set forth below:

(A)          “Annualized Financial Target” means, with respect to a Deferred Bonus Earn-Out Period, the aggregate Adjusted Net Income equal to or greater than the aggregate of the Base Financial Targets for each Fiscal Year contained within the Deferred Bonus Earn-Out Period.

(B)           “Adjusted Net Income” for a given period means Employer’s net income as determined in accordance with generally accepted accounting principles (“Net Income”) over that period, decreased by the non-recurring gain on sale of assets.

(C)           “Base Financial Target” means an amount budgeted at the discretion of Employer with respect to each Fiscal Year or Base Fiscal Year.  Once determined, the Base Financial Target applicable to each relevant Fiscal Year shall be listed on a Schedule or Exhibit to this Agreement.

(D)          “Base Fiscal Year” means the Fiscal Year to which a Deferred Bonus relates (e.g., Fiscal Year 2009 shall be the Base Fiscal Year for any Deferred Bonus potentially payable to Employee for Fiscal Year 2009 Plan).

(E)           “Beneficiary” means one or more individuals designated by Employee to receive benefits payable hereunder upon Employee’s death (whether voluntary or involuntary). Employee shall designate his Beneficiary in writing on a form provided by Employer. Employee may change his designated Beneficiary by filing a new form with Employer (at least ten (10) business days prior to the effective date of such change). If no

Beneficiary designated by Employee survives Employee, or if Employee fails to designate a Beneficiary, any payments due hereunder upon Employee’s death shall be paid to Employee’s executor or other legal representative.

(F)           “Change of Control” means the sale or transfer of substantially all equity interests or assets of the Employer to a third party, if the acquiring entity does not assume liability for the benefits provided hereunder pursuant to said transaction and Employer does not otherwise agree to continue or maintain this Agreement.

(G)           “Deferred Bonus” means the amount of the deferred bonus potentially payable to Employee on account of a particular Base Fiscal Year in accordance with the provisions hereof.

(H)          “Deferred Bonus Earn-Out Period” means, with respect to each Deferred Bonus for each Base Fiscal Year, the period beginning on the first day of the Base Fiscal Year and terminating on the earliest to occur of the following:

(i)            the last day of the three (3) year period commencing with the first day of the Base Fiscal Year;

(ii)           the date of a Change of Control; or

(iii)          the date of Plan Termination.

(I)            “Deferred Compensation Pool” means, with respect to a Base Fiscal Year, 25% of the excess of (i) Employer’s Adjusted Net Income for that Base Fiscal Year, over (ii) the Base Financial Target for that Base Fiscal Year.

(J)            “Disability” means any physical or mental impairment which, in the opinion of Employer, based upon a competent medical examination, renders Employee unable to continue the performance of Employee’s regular duties with Employer and is expected to be permanent in duration or to continue for a period of 12 months or more. Employer shall have absolute discretion to determine if and when a Disability has occurred for purposes of this

Agreement, provided that nothing contained herein shall prevent Employee from submitting to Employer, at Employee’s expense, any evidence of disability that Employee deems relevant to said determination.

(K)          “Employee” means Richard Warner and, where appropriate, shall also be deemed to mean his executor, guardian or other legal representative.

(L)           “Employee Percentage” means the percentage of the Deferred Compensation Pool determined by Employer and specified in a Schedule or Exhibit attached hereto which shall be used to determine the amount of Employee’s Deferred Bonus for each respective Base Fiscal Year, as provided in Section 2.1.

(M)         “Employer” means Walker & Dunlop, LLC and any successor to, or assignee of, Walker & Dunlop, LLC to which Employee has consented, in Employee’s sole discretion, which will not be unreasonably withheld.

(N)          “Fiscal Year” means a fiscal year of Employer (presently a calendar year).

(O)          “Person” means, as the context requires, an individual, partnership, corporation, trust, unincorporated association, joint stock company, or other legal entity or association.

(P)           “Plan Termination” means the voluntary termination of this Agreement by Employer pursuant to the provisions of Section 4.9(B).

(Q)          “Schedules” means, collectively, the Schedules attached, or to be attached, hereto.

(R)           “Termination With Cause” means the termination by Employer of Employee’s employment with Employer on account of (i) Employee’s conviction for the commission of a felony in the course of his employment with Employer, or (ii) Employee’s gross, willful and intentional misconduct in connection with his employment with Employer.

(S)           “Termination Without Cause” means the termination by Employer of Employee’s employment with Employer without Employee’s consent for any reason which does not constitute Termination With Cause.

(T)           “Voluntary Resignation” means the voluntary decision or election by Employee to terminate his employment with Employer for any reason whatsoever other than a material breach by Employer of this Agreement which is not cured within any applicable grace period specified herein.

Section 1.2           Certain Other Definitions.

When used herein with its initial letter(s) capitalized, a term which is not defined in Section 1.1 shall be given the definition assigned to it elsewhere in this Agreement.

Section 1.3           Schedules and Exhibits.

Attached hereto and forming an integral part of this Agreement may be various Schedules and Exhibits, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto. The provisions of the immediately preceding sentence shall also apply to any Schedules, Exhibits or other attachments which, pursuant to the provisions hereof, are to be prepared and attached hereto in the future. Notwithstanding any other provision hereof, if there is any conflict or inconsistency between the provisions contained in this Agreement and the provisions contained in any Schedule or Exhibit attached hereto (either now or in the future), the provisions of the Schedule or Exhibit shall govern and prevail.

ARTICLE II

Determination Of Deferred Bonus

Section 2.1             Amount of Deferred Bonus.

Subject to the vesting and forfeiture provisions outlined in Article III hereof, Employee shall be entitled to a Deferred Bonus for each Base Fiscal Year in an amount equal to (A) the Deferred Compensation Pool for that Base Fiscal Year (if any), multiplied by (B) Employee’s Employee Percentage for that Base Fiscal Year.

Section 2.2             Determination of Attainment of Financial Targets.

As soon as practicable, and in any event within sixty (60) days after the expiration of each Base Fiscal Year, Employer shall determine whether the Base Financial Target was met during such Base Fiscal Year and shall certify the amount of the Deferred Compensation Pool for that Base Fiscal Year, if applicable.  Employer shall promptly advise Employee as to whether the Base Financial Target has been met during the Base Fiscal Year in question and, if so, the amount of the Deferred Bonus for that Base Fiscal Year as computed by Employer. Employee shall be entitled to review all financial and other records relevant to Employer’s determinations with respect to the achievement of the Base Financial Target, the amount of Employee’s Deferred Bonus, if any, and all related computations. Employer shall give careful and good faith consideration to any bona fide questions raised by Employee regarding Employer’s foregoing determinations and shall make any adjustments therein as Employer deems necessary or appropriate in the light of such questions. Employer’s good faith determination as to the attainment of the Base Financial Target or other targets or computations relevant to the determination of Employee’s Deferred Bonus shall, however, be binding and conclusive on Employer and Employee unless the amount in question or controversy as to the size of the Deferred Bonus exceeds $25,000 (in which event such question or controversy shall be referred to, and determined by, arbitration in accordance with Section 4.4 hereof). Once the final amount of Employee’s Deferred Bonus for any Base Fiscal Year has been computed, agreed or determined, such amount shall be memorialized in an addendum which shall also be attached hereto and shall be deemed a part hereof and such amount shall not then thereafter change.

ARTICLE III

Vesting, Forfeiture, and Payment of Deferred Bonus

Section 3.1             Vesting of Deferred Bonus — Annualized Financial Target Satisfied.

Each Employee’s vested status with regard to the Deferred Bonus for a Base Fiscal Year shall be determined as of the last day of the applicable Deferred Bonus Earn-Out Period.  If, as of the last day of the Deferred Bonus Earn-Out Period, the Annualized Financial Target has been satisfied, each Employee’s vested status with respect to the Deferred Bonus for the applicable Base Fiscal Year shall be determined in accordance with the following rules:

(A)          If Employee has remained continuously employed by Employer until the last day of the Deferred Bonus Earn-Out Period, Employee shall become 100% vested in Employee’s Deferred Bonus for the applicable Base Fiscal Year provided that Employee remains employed by Employer until the date that the Deferred Bonus is actually paid.

(B)           If, prior to the last day of the Deferred Bonus Earn-Out Period, Employee was Terminated With Cause or terminated employment due to a Voluntary Resignation, Employee shall forfeit any and all right to a Deferred Bonus for the applicable Base Fiscal Year.

(C)           If, prior to the last day of the Deferred Bonus Earn-Out Period, Employee died, became Disabled, or was Terminated Without Cause, Employee (or his Beneficiary) shall obtain a vested right in a portion of his Deferred Bonus for the applicable Base Fiscal Year in an amount equal to a fraction, the numerator of which is the number of months Employee was employed by Employer beginning on the first day of the Base Fiscal Year and ending on the date of death, Disability, or termination (rounded to the nearest whole month), and the denominator of which is the number of whole months contained in the Deferred

Bonus Earn-Out Period (i.e., thirty-six (36) months for a Deferred Bonus Earn-Out Period that does not end early due to Plan Termination).

(D)          In the case that the last day of a Deferred Bonus Earn-Out Period occurs due to a Change of Control, the Annualized Financial Target shall be deemed to have been automatically satisfied without regard to Employer’s actual Adjusted Net Income.  In such a case, Employee’s vested status shall be determined as of the date of the Change of Control using the rules outlined in subsections (A), (B), or (C) above, as applicable, treating the date of the Change of Control as the last day of the Deferred Bonus Earn-Out Period.

(E)           In the case that the last day of a Deferred Bonus Earn-Out Period occurs due to a Plan Termination, the Annualized Financial Target shall be deemed to have been satisfied provided that Adjusted Net Income, as of the date of Plan Termination, equals or exceeds the Annualized Financial Target, as pro-rated through the date of Plan Termination. In such a case, Employee’s vested status shall be determined as of the date of the Plan Termination using the rules outlined in subsections (A), (B), (C), or (D) above, as applicable, treating the date of Plan Termination as the last day of the Deferred Bonus Earn-Out Period.

Section 3.2             Forfeiture of Deferred Bonus.

Notwithstanding Section 3.1 above, Employee’s right to a Deferred Bonus for any particularly Base Fiscal Year shall be immediately and fully forfeited if either of the following events occurs:

(A)          Employee’s employment with Employer terminates as a result of a Termination With Cause or a Voluntary Resignation prior to the date following the last day of the Deferred Bonus Earn-Out Period for that Base Fiscal Year on which the Deferred Bonus is paid; or

(B)           the relevant Annualized Financial Target applicable to the Deferred Bonus for that Base Fiscal Year is not satisfied.

If one of the events delineated in (A) or (B) occurs with respect to a Base Fiscal Year, Employee’s Deferred Bonus for such Base Fiscal Year shall not vest and shall be forfeited in its entirety, and all of Employee’s rights, title and interest in or with respect to such Deferred Bonus shall lapse and be of no further force and effect. The forfeiture of Employee’s rights as to a Deferred Bonus for any particular Base Fiscal Year shall not prejudice or adversely affect in any way Employee’s rights, if any, to receive (or retain) a Deferred Bonus for another Base Fiscal Year.

Section 3.3            Payment of Vested Deferred Bonus.

(A)          Employer shall pay Employee (or, if applicable, his Beneficiary) the vested portion of any Deferred Bonus which vests pursuant to the provisions of Section 3.1 in accordance with the following provisions:

(i)             if the last day of the Deferred Bonus Earn-Out Period which results in the vesting of Employee’s Deferred Bonus occurs as a result of a Plan Termination, that Deferred Bonus shall be paid to Employee (or, if applicable, his Beneficiary) within sixty (60) days after the date of Plan Termination; and

(ii)            if the last day of the Deferred Bonus Earn-Out Period occurs for any reason other than Plan Termination, that Deferred Bonus shall be paid to Employee on January 31 of the taxable year immediately following the taxable year in which Employee’s rights to that Deferred Bonus vest, unless further time is needed to determine the attainment of the Annualized Financial Target, as described more fully below.

(B)            The payment period specified above shall be extended if, and to the extent, necessary in order for a determination to be made as to whether the Annualized Financial

Target has been met; provided that payment shall be made no later than 2-1/2 months after the last day of the taxable year in which Employee’s rights to the Deferred Bonus vest. An extension of the period within which a vested Deferred Bonus shall be paid shall not extend or defer the date as of which such Deferred Bonus shall be deemed to have vested.

(C)         Whenever the payment of a Deferred Bonus is dependent upon the meeting by Employer of all, or a specified percentage, of an Annualized Financial Target during a Deferred Bonus Earn-Out Period, Employer shall, as promptly as may be practicable after the date on which the Deferred Bonus Earn-Out Period for such Deferred Bonus terminates and Employer has received such financial reports or data relating to Employer which are needed in order to determine whether all, or the specified percentage of the Annualized Financial Target has been met, make a written determination as to whether all, or the specified percentage, of such Annualized Financial Target has been met and shall provide Employee with a copy of such written determination. Employee shall have the right to review all financial and other records relevant to such determination. Employer shall give careful and good faith consideration to any bona fide questions raised by Employee regarding Employer’s determination and shall, if necessary or appropriate, adjust Employer’s determination in light of such questions. Employer’s good faith determination (either as initially made or as thereafter adjusted) as to whether Employer has met all, or the specified percentage, of the Annualized Financial Target shall, however, be binding and conclusive upon Employer and Employee unless the amount of the Deferred Bonus in question or controversy exceeds $25,000 (in which event all questions or controversies as to whether or not the Deferred Bonus in question has vested shall be referred to, and determined by, arbitration pursuant to Section 4.4 hereof).

ARTICLE IV

Other Provisions

Section 4.1                                      Funding.

The Deferred Bonus provided for hereunder shall be an unfunded obligation of Employer.  Employee and any Beneficiaries shall have the status of general unsecured creditors of Employer with respect to payment of any Deferred Bonus provided hereunder.  At no time shall Employee be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Company.  At all times, the Company shall be the owner of any assets used to satisfy the Company’s obligations hereunder.

Section 4.2                                      Tax Advances.

If Employee’s rights to a Deferred Bonus for a Base Fiscal Year vest under circumstances in which the amount of the Deferred Bonus is deemed to be taxable income to the Employee for Federal, State or local income tax purposes and Employee is, or may be, liable to pay taxes on such deemed income before the Deferred Bonus is paid to Employee, Employer may, at its discretion, make an advance to Employee in an amount sufficient to permit Employee to pay the full amount of all taxes on such deemed income before such taxes shall become due. Any such advance shall not bear interest, and may be repaid to Employer, in whole or in part, at any time.  Any subsequent payment of the Deferred Bonus to Employee shall be adjusted to reflect any amount previously advanced pursuant to this Section 4.2.

Section 4.3                                      No Employment Agreement.

This Agreement does not constitute an employment agreement between Employer and Employee but instead is only intended to set out the respective rights and obligations of the parties with respect to Deferred Bonuses for Fiscal Year 2009 and subsequent Fiscal Years. Without in any way limiting the generality of the foregoing, it is expressly acknowledged and agreed that Employee does not have an employment agreement with Employer and that, unless or until the parties otherwise agree, Employee is an at-will employee of Employer; provided, however, that Employee’s status as an at-will employee shall not prejudice or adversely affect any of Employer’s vested rights hereunder upon any Termination of Employment.

Section 4.4                                      Arbitration.

(A)                            Any disagreements which are referable to arbitration under the provisions of this Agreement, shall be referred to, and finally determined by, arbitration pursuant to the applicable Rules of Commercial Arbitration (“Rules”) of the American Arbitration Association (“AAA”), subject to the provisions of this Section 4.4. Employer and Employee shall each attempt to resolve any disagreement which is referable to arbitration by agreement and each party agrees to negotiate in good faith for a period of at least fifteen (15) business days after any such disagreement has arisen. If, despite such good faith negotiations, the parties are unable to resolve any such disagreement by agreement, then either party may, at any time after the expiration of the foregoing period of fifteen (15) business days, demand arbitration of such disagreement.

(B)                              If the amount in controversy in the arbitrable disagreement is One Hundred Thousand Dollars ($100,000) or less, the arbitration shall be conducted before a single arbitrator selected by Employer and Employee within thirty (30) days after service of the initial demand for arbitration. If the amount in controversy exceeds One Hundred Thousand

Dollars ($100,000), the arbitration shall be conducted before three (3) arbitrators, one of whom shall be selected by Employer within thirty (30) days after service of the initial demand for arbitration, one of whom shall be selected by Employee within the foregoing thirty (30) day period and one of whom shall be selected by the two arbitrators selected by the parties within thirty (30) days after the second of such arbitrators is selected. Each arbitrator selected pursuant to this Section 4.4(B) shall be independent of both Employer and Employee and shall have at least fifteen (15) years experience in the subject matter of the disagreement to be arbitrated. If any arbitrator is not timely selected within the periods provided for in this Section 4.4(B), such arbitrator shall be appointed by the AAA pursuant to the Rules. Any arbitration pursuant to this Section 4.4 shall be conducted in Bethesda, Maryland, or in such other location as may then be agreed by the parties. A judgment upon the award rendered in any such arbitration shall be final and binding upon the parties and may be entered in any court of competent jurisdiction. All fees and expenses of the arbitrator(s) and all administrative costs of the arbitration shall be borne equally by the parties unless the arbitrator(s) otherwise direct(s). This agreement to arbitrate shall be specifically enforceable.

Section 4.5                                      Governing Law.

This Agreement and the rights and liabilities of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland without regard to such State’s principles of conflicts of law.

Section 4.6                                      No Third Party Beneficiary; Spendthrift Clause.

(A)                              This Agreement is made solely and specifically between and for the benefit of the parties hereto and (subject to Section 4.7) their Beneficiaries, heirs, successors, assigns and legal representatives. No other Person whatsoever shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third parry beneficiary or otherwise.

(B)                                     To the maximum extent permitted by law, neither Employee nor any Beneficiary shall have any power to dispose of or to charge by way of anticipation any vested, potential or other right, title or interest hereunder, and any vested Deferred Bonus payable to Employee or any Beneficiary shall be free and clear of his debts, contracts, dispositions, and anticipations, and shall not be taken or reached by any legal or equitable process.

Section 4.7                                      Benefit and Burden.

This Agreement, and the respective rights and obligations of the parties hereunder, may not be assigned, sold, hypothecated, or otherwise transferred, either outright or as security, without the prior written consent of the other party which may be delayed, withheld or conditioned in the sole and absolute discretion of such other party; provided, however, that Employee may designate a Beneficiary without Employer’s consent. Any transfer, or attempted transfer, in violation of the provisions of this Section 4.7 shall be null and void ab initio. Subject to the foregoing provisions of this Section 4.7, the provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, the Employee’s Beneficiary and their respective heirs, successors, legal representatives and permitted assigns.

Section 4.8                                      Computation of Time.

In computing any notice or other period of time prescribed or allowed by any provision of this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday in Bethesda, Maryland, in which event the period runs until the end of the next, day which is not a Saturday, Sunday or such legal holiday. All notice or other periods expire as of 5:00 p.m. (local time in Bethesda, Maryland) on the last day of the notice or other period.

Section 4.9                                      Entire Agreement; Amendment and Termination.

(A)                              This Agreement contains the entire understanding between Employer and Employee regarding the subject matter hereof and supersedes any prior or contemporaneous understandings or agreements between them respecting such subject matter. There are no representations, warranties, agreements, arrangements or understandings, oral, written or expressed by, or based upon, conduct, between the parties relating to the subject matter hereof which are not fully expressed herein.

(B)                                This Agreement, including the Schedules hereto, may not be amended, modified, waived, or discharged except by an instrument in writing which is duly executed by the party sought to be charged with any such amendment, modification, waiver, termination or discharge; provided, however, that this Agreement may be terminated at any time at the discretion of Employer.

Section 4.10                                Construction.

(A)                              Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the context may require.

(B)                                All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of this Agreement.

(C)                                Numbered or lettered Articles, sections, subsections, subparts and subparagraphs herein contained refer to Articles, sections, subsections, subparts and subparagraphs of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments of, supplements to, and Schedules and other attachments to this Agreement unless the context shall clearly indicate or require otherwise.

(D)                                 Employer and Employee have both participated extensively in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall not be interpreted or construed for or against either party as the draftsman hereof.

Section 4.11                                Notices.

Any notices, demands, consents, requests or other communications (hereinafter collectively referred to in this Section 4.11 as “notice”) provided for or permitted to be given pursuant to this Agreement shall be in writing, and shall be delivered by hand, by first-class mail, postage prepaid (with a return receipt requested), or by Federal Express, or by some other commercial overnight delivery service, to the parties at the following addresses:

(i) If to Employer:	Walker & Dunlop, LLC
7501 Wisconsin Avenue, Suite 1200
Bethesda, Maryland 20814
Attn: Mr. William M. Walker

(ii) If to Employee:	Richard Warner
18007 Calico Circle
Olney, MD 20832

Each notice shall be deemed given on the day it is received or on the day its delivery is refused by or for the addressee, whichever is earlier. Each party may change its address or addressee for notice by giving notice thereof in the manner provided above (such notice to be given at least five (5) business days prior to its effective date).

Section 4.12                                Examples.

The operation of the provisions of this Agreement can be illustrated by the following examples.  Assume the Base Fiscal Year is 2009, with Base Financial Targets and achievement of Adjusted Net Income as provided in the table below:

	Target		Actual Adjusted Net Income		Deferred Compensation Pool
Base Financial Target (2009)	$10	M (budgeted)	$14	M	=(14-10)*.25 = $1M
Base Financial Target (2010)	$12	M	$7	M
Base Financial Target (2011)	$14	M	$16	M
Totals	$36	M	$37	M

(A)                              Because Employer’s Adjusted Net Income for the 2009 Base Fiscal Year ($14 million) was $4 million greater than the Base Financial Target for that year ($10 million), the Deferred Compensation Pool for that year is $1 million ($4 million multiplied by 25%).

(B)                                Assume that Employee X has an Employee Percentage of 10%, and continues employment with Employer through the date the Deferred Bonus is actually paid, on or about January 31, 2012.  Because, as of the last day of the 2011 Fiscal Year, aggregate Adjusted Net Income ($37 million) exceeds the aggregate of the Base Financial Targets for the three Fiscal Years contained in the Deferred Bonus Earn-Out Period ($36 million), the Annualized

Financial Target is satisfied and Employee X becomes 100% vested in his Deferred Bonus for the 2009 Fiscal Year as of December 31, 2011.  Employee X will receive a distribution of his Deferred Bonus in the amount of $100,000 ($1 million Deferred Compensation Pool multiplied by 10% Employee Percentage) on or about January 31, 2012.

(C)                                Assume that Employee Y has an Employee Percentage of 10% and incurs a Disability on July 1, 2010.  Because, as of the last day of the 2011 Fiscal Year, aggregate Adjusted Net Income ($37 million) exceeds the aggregate of the Base Financial Targets for the three Fiscal Years contained in the Deferred Bonus Earn-Out Period ($36 million), the Annualized Financial Target is satisfied and Employee Y becomes 50% vested (18 months of employment from the first day of the Base Fiscal Year through the date of Disability, divided by 36 months) in his Deferred Bonus for the 2009 Fiscal Year as of December 31, 2011.  Employee Y will receive a distribution of his Deferred Bonus in the amount of $50,000 ($1 million Deferred Compensation Pool multiplied by 10% Employee Percentage multiplied by 50% vested percentage) on or about January 31, 2012.  The remaining $50,000 unvested Deferred Bonus is forfeited.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

WALKER & DUNLOP, LLC

(“Employer”)

Date:	April 30, 2009

By:	/s/ William Walker

William M. Walker

President &

Chief Executive Officer

Richard Warner (“Employee”)

Date:	April 30, 2009

By:	/s/ Richard Warner

Richard Warner

Senior Vice President &

Chief Underwriter

SCHEDULE 1-2009

Formulae for Computation of Deferred Bonus

1.                                     (A)                                The following is a summary of key defined terms for 2009:

(i)                                     Employee: Richard Warner

(ii)                                  Base Fiscal Year: January 1, 2009 - December 31, 2009

(iii)                               Base Financial Target: $25,272,927.00

(iv)                                Deferred Compensation Pool:  25% of the difference between 2009 Adjusted Net Income minus the Base Financial Target

(v)                                   Employee Percentage: 12% of Deferred Compensation Pool

(B)                                   Employee shall be entitled to a Deferred Bonus in the amount equal to (i) the Employee Percentage times (ii) the Deferred Compensation Pool, subject to all applicable vesting provisions set forth in the foregoing and attached Incentive Deferred Bonus Compensation Agreement (“Agreement”) of which this Schedule 1-2009 is a part. In no event shall the Deferred Bonus be less than zero.

2.                                            Unless otherwise defined in this Schedule 1-2009, all capitalized words and phrases in this Schedule 1-2009 shall have the same meanings as are ascribed to them in the Agreement.

APPROVED AND ACCEPTED:

/s/ William Walker	April 30, 2009

William M. Walker	Date

President & Chief Executive Officer

/s/ Richard Warner	April 30, 2009

Richard Warner	Date

Senior Vice President & Chief Underwriter